EXHIBIT 99.1

Psychemedics Corporation Reports Stronger Second Quarter 2021 Financial Results

ACTON, Mass., Aug. 10, 2021 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the second quarter ended June 30, 2021.

The Company’s revenue for the quarter ended June 30, 2021, was $6.1 million versus $3.3 million for the quarter ended June 30, 2020, an increase of 85%. Net income for the quarter ended June 30, 2021, was $0.1 million or $0.02 per diluted share, versus net loss of $2.1 million or ($0.37) per diluted share, for the comparable period last year, an increase of $0.39 per diluted share. The Company’s revenue for the six months ended June 30, 2021, was $11.8 million versus $10.9 million for the comparable period in 2020, an increase of 8%. Net income for the six months ended June 30, 2021, was $0.2 million or $0.04 per diluted share, versus net loss of $2.2 million or ($0.40) per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“We continued to show improvement in our total revenues from our base business including continued quarter-to-quarter growth since the beginning of the COVID-19 pandemic. The driving force in this revenue performance is the growth in our domestic business, largely attributable to our Oil & Gas, Manufacturing and Transportation market segments. We do recognize that we are comparing to last year’s second quarter, which was the first quarter to feel the full impact of the COVID-19 shutdown. Nonetheless, the 80% increase in our domestic revenues was very solid. International revenues, primarily Brazil, increased 153% but on a much smaller base. Brazil volumes continue to be unpredictable, and our focus is still on our domestic business as we mentioned in our last press release.

On the earnings front, we had a number of factors that positively impacted our margins, as well as a number of factors that negatively impacted our margins. Our second quarter earnings were positively impacted by the Employee Retention Credit (“ERC”) provisions of the Consolidated Appropriations Act (“CAA”). Accordingly, we recorded a $0.8 million employee retention tax credit during the three months ended June 30, 2021. We have already determined we are eligible for the employee retention tax credit in third quarter of 2021 and expect to be for the fourth quarter of 2021 as well. In addition, we benefited from a significant reduction in legal expenses from what was recorded in last year’s second quarter. At the same time, however, margins were negatively impacted by a number of one-time expenses primarily from a dramatic increase in shipping costs; expenses associated with the transition of our new financial team (recruiting fees and temporary help); and an inordinate increase in lab supplies purchased for reserve. The dislocation in shipping costs has been rectified, the financial team is now in place, and the lab supply reserve is in place. The net impact of all these factors and our continuing cost reduction (including continuation of salary cuts for management and high-level teammates) and cost control initiatives, enabled us to record a profit for the three months ended June 30th, 2021.

While there continues to be an uncertain economic outlook in view of the COVID-19 variants, we believe we are well-positioned to continue our momentum as we serve a number of key essential industries.

As an update on our PPP Loan, in July 2021, the Company received confirmation that the United States Small Business Administration (“SBA”) approved the forgiveness application for the Company’s PPP loan (the “PPP Loan”) in the amount of $2.2 million (including accrued interest). The balance on this PPP Loan is now zero.

The Company had $2.7 million of cash ($7.1 million of working capital) as of June 30, 2021. The total equipment financing outstanding was $1.6 million as of June 30, 2021, compared to a total amount borrowed of $12.2 million reflecting repayments of $10.6 million since May 2014. The PPP Loan outstanding was $2.2 million as of June 30, 2021. As noted above, the PPP Loan was 100% forgiven by the SBA in July 2021.

The Company paid 94 consecutive dividends (23 ½ years) through the first quarter of 2020, even during the financial crisis in 2008. However, because of the current COVID-19 pandemic, the dividend was suspended during 2020 and first half 2021 as we prioritized our liquidity and balance sheet. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments. Our Board of Directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. We evaluate the dividend each quarter and will continue to do so as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, customer anticipated testing volume following the COVID-19 pandemic, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business, and profitability, and on the well-being and availability of our employees and the continued operation of our testing facilities) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, Internal Revenue Service refund processing timeframes, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above with respect to the impact of the COVID-19 pandemic on our business generally, plus cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

Andrew Limbek
Vice President, Controller
(978) 206-8220
AndrewL@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenues	$6,087	$3,314	$11,800	$10,851
Cost of revenues	3,651	3,566	6,796	8,375

Gross profit (loss)	2,436	(252)	5,004	2,476

Operating Expenses:
General & administrative	1,280	1,853	2,809	3,386
Marketing & selling	656	856	1,298	1,962
Research & development	293	345	573	676

Total Operating Expenses	2,229	3,054	4,680	6,024

Operating income (loss)	207	(3,306)	324	(3,548)
Other expense		(39)	(14)	(112)

Income (loss) before provision for (benefit from) income taxes	207	(3,345)	310	(3,660)

Provision for (benefit from) income taxes	73	(1,295)	93	(1,451)

Net income (loss)	$134	$(2,050)	$217	$(2,209)

Diluted net income (loss) per share	$0.02	$(0.37)	$0.04	$(0.40)

Dividends declared per share	$-	$-	$-	$0.18

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	June 30,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash	$2,651	$2,833
Accounts receivable, net of allowance for doubtful accounts	3,971	3,356
Prepaid expenses and other current assets	2,575	914
Income tax receivable	2,539	2,495
Total Current Assets	11,736	9,598

Fixed assets, net of accumulated amortization and depreciation	7,993	9,231
Other assets	849	888
Operating lease right-of-use assets	4,009	4,286
Total Assets	$24,587	$24,003

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,100	$577
Accrued expenses	1,890	1,801
Current portion of long-term debt	693	688
Current portion of operating lease liabilities	965	875
Total Current Liabilities	4,648	3,941

Long-term debt	3,096	3,444
Deferred tax liabilities, long-term	238	211
Long-term portion of operating lease liabilities	3,490	3,895
Total Liabilities	11,472	11,491

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized 6,205 shares issued at June 30, 2021, and December 31, 2020, respectively, and 5,541 shares outstanding and 5,537 shares outstanding at June 30, 2021, and December 31, 2020, respectively	31	31
Additional paid-in capital	33,189	32,803
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(8,389)	(8,606)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	13,115	12,512

Total Liabilities and Shareholders' Equity	24,587	24,003